Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to incorporation, by reference in the Registration Statements on Form S-8 (File No. 333- ) of Aureus Greenway Holdings Inc. and its subsidiaries (collectively the “Company”), of our report dated March 28, 2025 in the Annual Report on Form 10-K (File No. 001-42507), under the Securities Act of 1933 with respect to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes included herein.

San Mateo, California	WWC, P.C.
September 24, 2025	Certified Public Accountants
PCAOB ID No. 1171